Exhibit 3.138

OPERATING AGREEMENT

OF

FIRST DATA RESOURCES, LLC

This Operating Agreement (this “Agreement”) is made and entered into as of September 25, 2006 among First Data Resources, LLC, a Delaware limited liability company (the “Company”), and First Data Corporation, a Delaware corporation (“FDC”), as the sole member (the “Member”) of the Company.

WHEREAS, the Member has heretofore filed a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”);

WHEREAS, in accordance with the Act, each of the Company and the Member desire to enter into this Agreement to set forth the rights, powers and interests of the Member with respect to the Company;

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Formation and Name.  The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation and a Certificate of Conversion with the Office of the Secretary of State of Delaware as required by the Act.  In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.  The name of the Company is First Data Resources, LLC.

2.             Purpose.  The Company is formed for the purpose of engaging in any or all lawful businesses for which limited liability companies may be organized under the Act.

3.             Sole Member.  The Member of the Company is listed on Schedule I of this Agreement and the address of the Member is as set forth on such Schedule I.  As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership of the Company.

4.             Management.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Member.  The Member shall be authorized to designate officers of the Company to manage the day to day affairs of the Company.

5.             Dissolution.  The Company shall be dissolved only upon the written direction of the Member to dissolve and wind up the affairs of the Company.

6.             Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member in accordance with its percentage of interest in the ownership of the Company.

7.             Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

8.             Liability of Members.  The Member shall have no liability for the obligations or liabilities of the Company except to the extent provided in the Act.

9.             Conversion.  Effective upon the filing of the Certificate of Conversion, each share of common stock of First Data Resources Inc., the corporate predecessor of the Company, shall be converted into one unit of membership interests of the Company.

10.          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Operating Agreement as of the 25th day of September, 2006.

FIRST DATA CORPORATION

By:	/s/ Joseph C. Mullin
Name:	Joseph C. Mullin
Title:	Assistant Secretary

FIRST DATA RESOURCES, LLC

By:	/s/ Joseph C. Mullin
Name:	Joseph C. Mullin
Title:	Assistant Secretary

SCHEDULE I

MEMBERS AND MEMBERSHIP INTEREST

Membership
Member	Interest

First Data Corporation	100%
6200 South Quebec Street	100 membership units
Greenwood Village, CO 80111